---------------
   FORM 4
---------------

Check box if no longer subject to
Section 16.  Form 4 or Form 5 obligations
may continue.  See Instruction 1(b)

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                     Filed pursuant to Section 16(a) of the
                    Securities Exchange Act of 1934, Section
                           17(a) of the Public Utility
               Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

(Print or Type Response)

--------------------------------------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*                  2.   Issuer Name and Ticker or
                                                                 Trading Symbol

           Haber,            Bruce                J.             eB2B Commerce, Inc.  (EBTB)

--------------------------------------------------------------------------------------------------------------
        (Last)               (First)          (Middle)      3.   IRS or Social Security Number
                                                                 of Reporting Person, if An Entity
                                                                 (Voluntary)

        145 Huguenot Street, Suite 405-B
--------------------------------------------------------
                           (Street)

     New Rochelle         New York           10801
--------------------------------------------------------------------------------------------------------------
       (City)             (State)            (Zip)
--------------------------------------------------------------------------------------------------------------

4.   Statement for                                          5.   If Amendment, Date of Original
      Month/Day/Year                                             (Month/Day/Year

       9/11/02
--------------------------------------------------------------------------------------------------------------

6.   Relationship of Reporting Persons to Issuer            7.   Individual or Joint/Group Filing
     (Check all applicable)                                      (Check Applicable Line)

                                                                           Form Filed by One
         X      Director                  10% Owner                  X     Reporting Person
     - - - - -                  - - - - -                        - - - - -
                Officer (give             Other (Specify                   Form filed by More than
     - - - - -  title below)    - - - - -        below)          - - - - - One Reporting Person
--------------------------------------------------------------------------------------------------------------

 Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------------------------------------
1.   Title of Security             2.   Transaction Date         2A.  Deemed Execution
     (Instr. 3)                         (Month/Day/Year               Date, if any
                                                                      (Month/Day/Year
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

3.   Transaction Code                                4.   Securities Acquired (A) or Disposed of (D)
     (Instr. 8)                                           (Instr. 3, 4 and 5)
--------------------------------------------------------------------------------------------------------------
      Code            V                                     Amount           (A) or           Price
                                                                             (D)
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

5.   Amount of Securities                 6.   Ownership Form:                7.  Nature of Indirect
      Beneficially Owned                       Direct (D) or                      Beneficial Ownership
      Following Reported                       Indirect (I)                      (Instr. 4)
      Transaction(s)                           (Instr. 4)
      (Instr. 3 and 4)
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------------------------------------
1.   Title of Derivative Security     2.   Conversion or Exercise         3.   Transaction Date
     (Instr. 3)                            Price of Derivative                 (Month/Day/Year)
                                           Security
--------------------------------------------------------------------------------------------------------------
Convertible Note                                $0.101                             9/11/02
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

3A.   Deemed Execution                4.   Transaction Code               5.   Number of Derivative
      Date, if any                         (Instr. 8)                          Securities Acquired (A)
      (Month/Day/Year                                                          Acquired (A)or Disposed of (D)
                                                                               (Instr 3, 4, and 5)
--------------------------------------------------------------------------------------------------------------
                                           Code         V                          (A)           (D)
--------------------------------------------------------------------------------------------------------------
         9/11/02                           J(1)                                 56,725
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

6.   Date Exercisable and                                     7.   Title and Amount of Underlying
     Expiration Date                                                    Securities
     (Month/Day/Year)                                               (Instr. 3 and 4)
--------------------------------------------------------------------------------------------------------------
      Date                   Expiration                             Title               Amount or Number
      Exercisable            Date                                                       of Shares
--------------------------------------------------------------------------------------------------------------
         (2)                 9/10/07                                Common Stock            56,725
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

8.   Price of             9.  Number of derivative            10.  Ownership            11.  Nature of
     Derivative               Securities Beneficially              Form of                   Indirect
     Security                 Owned Following                      Derivative                Beneficial
     (Instr. 5)               Reported Transaction(s)              Security Direct           Ownership
                              (Instr. 4)                           (D) or Indirect (I)       (Instr. 4)
                                                                   (Instr. 4)
--------------------------------------------------------------------------------------------------------------
     $5,729                        128,920                               D
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) Represents amount released from escrow in connection with Issuer's private placement financing which initially closed in July 2002.
(2)   Reporting person has the option at any time to convert his convertible note into shares of common stock of the Issuer.

                                /s/ Bruce J. Haber                  9/12/02
                            -------------------------------   ------------------
                            **Signature of Reporting Person          Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                       Page 2